Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2018 RESULTS AND RAISES 2018 OUTLOOK

•	1Q18 EPS of $0.33 versus $0.16 in 1Q17
•	Net Income of $14.2 million versus $7.0 million in 1Q17
•	EBITDA of $62.1 million versus $52.3 million in 1Q17
•	Raises Full Year 2018 Outlook

HONOLULU, Hawaii (May 1, 2018) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $14.2 million, or $0.33 per diluted share, for the quarter ended March  31, 2018.  Net income for the quarter ended March  31, 2017 was $7.0 million, or $0.16 per diluted share.  Consolidated revenue for the first quarter 2018 was $511.4 million compared with $474.4 million reported for the first quarter 2017.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Matson is off to a good start to this year with both Ocean Transportation and Logistics exceeding expectations for the quarter.  Our year-over-year improvement in Ocean Transportation was primarily the result of lower vessel operating costs, a higher contribution from SSAT,  higher volume in our Alaska service and the timing of fuel surcharge collections, partially moderated by lower volume in China and continued competitive pressure in Guam.  In Logistics we saw improved performance in almost all service lines.”

Mr. Cox added, “For 2018, we continue to expect improvements in each of our core tradelanes with the exception of Guam and China.  In Guam, we expect to face continued competitive pressure, and in China we continue to expect modestly lower volume coming off an exceptionally strong 2017.  As a result of the first quarter performance, we now expect Matson’s 2018 operating income to be modestly higher than the level achieved in 2017.”

First Quarter 2018 Discussion and Outlook for 2018

Ocean Transportation:  The Company’s container volume in the Hawaii service in the first quarter 2018 was 1.9 percent lower year-over-year due primarily to lower eastbound volume as westbound volume was essentially flat.  The Hawaii economy continues to be strong, supported primarily by healthy tourism activity and low unemployment.  The Company expects flat-to-modest volume growth in 2018, reflecting a solid Hawaii economy and stable market share.

In China, the Company’s container volume in the first quarter 2018 was 22.2 percent lower year-over-year largely due to two fewer sailings and lower volume during the Lunar New Year period.  Matson continued to realize a sizeable rate premium in the first quarter 2018 and achieved average freight rates moderately higher than the first quarter 2017.  For 2018, the Company expects pricing to remain as favorable and to approximate the average rate achieved in 2017 and volume to be modestly lower compared to the levels achieved in 2017.

In Guam, as expected, the Company’s container volume in the first quarter 2018 was lower on a year-over-year basis, the result of competitive losses.  For 2018, the Company expects a heightened competitive environment and lower volume than the levels achieved in 2017.

In Alaska, the Company’s container volume for the first quarter 2018 was 10.1 percent higher year-over-year, primarily due to an increase in northbound volume mainly related to the dry-docking of a competitor’s vessel and one additional sailing.  For 2018, the Company expects volume to be modestly higher than the level achieved in 2017 with improvement in northbound volume, partially offset by lower southbound seafood-related volume due to a moderation from the very strong seafood harvest levels in 2017.

As a result of the first quarter performance and the outlook trends noted above, the Company expects full year 2018 Ocean Transportation operating income to be modestly higher than the $128.8 million achieved in 2017.  In the second quarter 2018, the Company expects Ocean Transportation operating income to approach the level achieved in the second quarter 2017.

Logistics: In the first quarter 2018, operating income for the Company’s Logistics segment was $2.3 million higher compared to the operating income achieved in the first quarter 2017 due to improved performance across almost all of the service lines.  For 2018, the Company expects Logistics operating income to be moderately higher than the $20.6 million achieved in 2017.  In the second quarter 2018, the Company expects operating income to be moderately higher than the level achieved in the second quarter 2017.

Depreciation and Amortization: For the full year 2018, the Company expects depreciation and amortization expense to be approximately $132 million, inclusive of dry-docking amortization of approximately $36 million.

EBITDA: The Company expects full year 2018 EBITDA to be lower than the $296.0 million achieved in 2017.

Interest Expense: The Company expects interest expense for the full year 2018 to be approximately $23 million.

Income Tax Expense:  In the first quarter 2018, the Company’s effective tax rate was 42.0 percent, which includes a non-cash tax adjustment of $3.3 million resulting from a reduction in the alternative minimum tax receivable under the Tax Cuts and Jobs Act.  For the balance of 2018, the Company expects its effective tax rate to be approximately 28 percent.

Capital and Vessel Dry-docking Expenditures:  In the first quarter 2018, the Company made maintenance capital expenditure payments of $13.1 million, capitalized vessel construction expenditures of $57.7 million, and dry-docking payments of $4.6 million.  For the full year 2018, the Company expects to make maintenance capital expenditure payments of approximately $68 million, vessel construction expenditures  (inclusive of capitalized interest and owner’s items) of approximately $388 million, and dry-docking payments of approximately $18 million.

Results By Segment

Ocean Transportation — Three months ended March 31, 2018 compared with 2017

	Three Months Ended March 31,
(Dollars in millions)	2018	2017	Change
Ocean Transportation revenue	$379.3	$370.0	$9.3	2.5%
Operating costs and expenses	(354.8)	(354.7)	(0.1)	0.0%
Operating income	$24.5	$15.3	$9.2	60.1%
Operating income margin	6.5%	4.1%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	35,700	36,400	(700)	(1.9)%
Hawaii automobiles	16,800	13,800	3,000	21.7%
Alaska containers	17,400	15,800	1,600	10.1%
China containers	11,900	15,300	(3,400)	(22.2)%
Guam containers	4,900	5,400	(500)	(9.3)%
Other containers (2)	3,100	2,100	1,000	47.6%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and in Okinawa, Japan.

Ocean Transportation revenue increased $9.3 million, or 2.5 percent, during the three months ended March 31, 2018, compared with the three months ended March 31, 2017.  This increase was primarily due to higher fuel surcharge revenue and higher volume in Alaska, partially offset by lower volume in China and lower revenue in Guam.

On a year-over-year FEU basis, Hawaii container volume decreased by 1.9 percent primarily due to lower eastbound volume; Alaska volume increased by 10.1 percent primarily due to an increase in northbound volumes mainly related to the dry-docking of a competitor’s vessel and one additional sailing; China volume was 22.2 percent lower primarily due to two fewer sailings and lower volume during the Lunar New Year period; and Guam volume was 9.3 percent lower due to increased competition.

Ocean Transportation operating income increased $9.2 million during the three months ended March 31, 2018, compared with the three months ended March 31, 2017.  This increase was primarily due to the favorable timing of fuel surcharge collections, lower vessel operating costs, a higher contribution from SSAT, and higher Alaska volume, partially offset by lower volume in China, lower revenue from Guam and higher terminal handling costs.

The Company’s SSAT terminal joint venture investment contributed $10.5 million during the three months ended March 31, 2018, compared to a $4.9 million contribution during the three months ended March 31, 2017.  The increase was nearly equally attributable to improved lift volume and one-time items.

Logistics — Three months ended March 31, 2018 compared with 2017

	Three Months Ended March 31,
(Dollars in millions)	2018	2017	Change
Logistics revenue	$132.1	$104.4	$27.7	26.5%
Operating costs and expenses	(127.9)	(102.5)	(25.4)	24.8%
Operating income	$4.2	$1.9	$2.3	121.1%
Operating income margin	3.2%	1.8%

Logistics revenue increased $27.7 million, or 26.5 percent, during the three months ended March 31, 2018, compared with the three months ended March 31, 2017.  This increase was primarily due to higher highway and intermodal brokerage revenue.

Logistics operating income increased $2.3 million for the three months ended March 31, 2018 compared with the three months ended March 31, 2017.  The increase was due primarily to higher contributions from highway brokerage and freight forwarding.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $6.1 million to $13.7 million during the three months ended March 31, 2018.  Matson generated net cash from operating activities of $29.9 million during the three months ended March 31, 2018, compared to $4.0 million in the three months ended March 31, 2017.  Capital expenditures, including capitalized vessel construction expenditures, totaled $70.8 million for the three months ended March 31, 2018, compared with $24.2 million in the three months ended March 31, 2017.  Total debt increased by $46.5 million during the three months to $903.6 million as of March 31, 2018, of which $867.1 million was long-term debt.

For the twelve months ended March 31, 2018, Matson’s Net Income and EBITDA were $239.2 million and $305.8 million, respectively.  The ratio of Matson’s Net Debt to last twelve months EBITDA was 2.9 as of March 31, 2018.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.20 per share payable on June 7, 2018 to all shareholders of record as of the close of business on May 10, 2018.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. EDT when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:Tuesday, May 1, 2018

Scheduled Time:4:30 p.m. EDT / 1:30 p.m. PDT / 10:30 a.m. HST

Participant Toll Free Dial-In #:1-877-312-5524

International Dial-In #:1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com, under Investors.  A replay of the conference call will be available approximately two hours after the call through May 8, 2018 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 7994169. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services.  Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia.  Matson also operates a premium, expedited service from China to Southern California and provides services to Okinawa, Japan and various islands in the South Pacific.  The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, operating income, profitability and cash flow expectations, fleet renewal progress, fleet deployments, economic effects of competitors’ services, expenses, rate premiums and market conditions in the China service, trends in volumes, economic growth and construction activity in Hawaii, economic conditions in Alaska, lift volumes at SSAT, vessel deployments and operating efficiencies, and effective tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the ability of the shipyards to construct and deliver the Aloha Class and Kanaloa Class vessels on the contemplated timeframes; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per-share amounts)	2018	2017
Operating Revenue:
Ocean Transportation	$379.3	$370.0
Logistics	132.1	104.4
Total Operating Revenue	511.4	474.4

Costs and Expenses:
Operating costs	(439.3)	(411.8)
Equity in income of Terminal Joint Venture	10.5	4.9
Selling, general and administrative	(53.9)	(50.3)
Total Costs and Expenses	(482.7)	(457.2)

Operating Income	28.7	17.2
Interest expense	(5.0)	(6.3)
Other income (expense), net	0.8	(0.8)
Income before Income Taxes	24.5	10.1
Income taxes	(10.3)	(3.1)
Net Income	$14.2	$7.0

Basic Earnings Per-Share:	$0.33	$0.16
Diluted Earnings Per-Share:	$0.33	$0.16

Weighted Average Number of Shares Outstanding:
Basic	42.6	43.0
Diluted	42.9	43.4

Cash Dividends Per-Share	$0.20	$0.19

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$13.7	$19.8
Other current assets	255.1	246.2
Total current assets	268.8	266.0
Long-term Assets:
Investment in Terminal Joint Venture	96.7	93.2
Property and equipment, net	1,215.0	1,165.7
Goodwill	323.7	323.7
Intangible assets, net	222.4	225.2
Other long-term assets	161.3	173.7
Total long-term assets	2,019.1	1,981.5
Total assets	$2,287.9	$2,247.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$36.5	$30.8
Other current liabilities	239.1	255.5
Total current liabilities	275.6	286.3
Long-term Liabilities:
Long-term debt	867.1	826.3
Deferred income taxes	291.6	285.2
Other long-term liabilities	171.2	171.5
Total long-term liabilities	1,329.9	1,283.0

Total shareholders’ equity	682.4	678.2
Total liabilities and shareholders’ equity	$2,287.9	$2,247.5

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In millions)	2018	2017
Cash Flows From Operating Activities:
Net income	$14.2	$7.0
Reconciling adjustments:
Depreciation and amortization	23.6	24.6
Deferred income taxes	6.4	2.9
Share-based compensation expense	2.7	2.6
Equity in income of Terminal Joint Venture	(10.5)	(4.9)
Distribution from Terminal Joint Venture	7.0	—
Other	(0.6)	(2.6)
Changes in assets and liabilities:
Accounts receivable, net	(14.5)	(8.4)
Deferred dry-docking payments	(4.6)	(15.1)
Deferred dry-docking amortization	9.2	11.5
Prepaid expenses and other assets	8.2	(1.1)
Accounts payable, accruals and other liabilities	(11.0)	(13.3)
Other long-term liabilities	(0.2)	0.8
Net cash provided by operating activities	29.9	4.0

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(57.7)	(1.3)
Other capital expenditures	(13.1)	(22.9)
Proceeds from disposal of property and equipment	1.0	—
Cash deposits into Capital Construction Fund	(53.5)	—
Withdrawals from Capital Construction Fund	53.5	—
Net cash used in investing activities	(69.8)	(24.2)

Cash Flows From Financing Activities:
Repayments of debt and capital leases	(2.5)	(2.6)
Proceeds from revolving credit facility	117.4	100.0
Repayments of revolving credit facility	(68.4)	(56.0)
Proceeds from issuance of capital stock	0.2	0.4
Dividends paid	(8.7)	(8.3)
Repurchase of Matson common stock	—	(0.7)
Tax withholding related to net share settlements of restricted stock units	(4.2)	(7.1)
Other	—	0.1
Net cash provided by financing activities	33.8	25.8

Net (Decrease) Increase in Cash and Cash Equivalents	(6.1)	5.6
Cash and Cash Equivalents, Beginning of the Period	19.8	13.9
Cash and Cash Equivalents, End of the Period	$13.7	$19.5

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$5.3	$6.5
Income tax paid, net of income tax refunds	$0.2	$0.4

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$0.7	$2.4

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

March 31,
(In millions)	2018
Total Debt:	$903.6
Less: Cash and cash equivalents	(13.7)
Capital Construction Fund - cash on deposit	(0.9)
Net Debt	$889.0

EBITDA RECONCILIATION

	Three Months Ended
	March 31,			Last Twelve
(In millions)	2018	2017	Change	Months
Net Income	$14.2	$7.0	$7.2	$239.2
Add: Income taxes	10.3	3.1	7.2	(99.6)
Add: Interest expense	5.0	6.3	(1.3)	22.9
Add: Depreciation and amortization	23.4	24.4	(1.0)	99.4
Add: Dry-dock amortization	9.2	11.5	(2.3)	43.9
EBITDA (1)	$62.1	$52.3	$9.8	$305.8

(1)

EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.